Exhibit 4.5

Facility Agreement

FACILITY AGREEMENT Reference number TIMLAF2LT to Master Loan Agreement Reference No. TIMLALT (the “Master”), is entered into as of the date October 14th, 2014 (the “Effective Date”)

BETWEEN

(1)           CISCO SYSTEMS CAPITAL CORPORATION, a Nevada corporation, having its registered office at 170 West Tasman Drive, San Jose, CA 95134-1706, United States of America (“Lender”); and

(2)           TIM CELULAR S/A, a limited liability company organized and existing under the laws or the Federative Republic of Brazil, having its address and principal place of business at Avenida Giovanni Gronchi 7143, Vila Andrade, SP 05724-006, Brazil, with commercial license number (Tax Payer Register) CNPJ 04.206.050/0001-80 (“Borrower”).

OPERATIONAL

(A)          This agreement constitutes a facility agreement under the Master (the “Facility Agreement”).

(B)           The Lender agrees to grant  to the Borrower  the Facility described below to finance IT Solutions; and

(C)           Capitalized terms or expressions not defined herein have the same meanings set out in the Master.

FACILITY DETAILS

Availability Period End Date	:	December 15th, 2014

Term	:	The term of each Loan should be 60 Months with Semi Annual Payments in Arrears

Rate of Interest	:	The term for a specific drawdown agreed between the Borrower and the Lender in the relevant Request for Borrowing.

Default Rate	:	3.8% (Three point Eight percent) per year

Facility Limit	:	$ 50,000,000.00 (Fifty Million and 00/100 United States Dollars)

Third Party Limit	:	40% (forty percent)

Minimum Drawdown Amount	:	$ 300,000.00 (Three Hundred Thousand and 00/100 United States Dollars)

Maximum Drawdown Number	:	$ 50,000,000.00 (Fifty Million and 00/100 united States Dollars)

Services Agreement	:	Not applicable

Legal name and address of Security Provider	:	Not applicable

1.	Representations and Warranties

The Borrower  acknowledges that  the Lender has entered Into this Facility Agreement in reliance upon the representations and warranties set out in Clause 6 of the Master and represents  and warrants to the Lender on the date or this Facility Agreement as set out in Cause 6 or the Master.

In addition  to the Clause 6 of  the Master, the Borrower hereby confirms that the Bacen has approved  the financial conditions of the Facility Agreement and attaches hereto a printout of  the ROF approval of  the Bacen.

2.	Additional Conditions Precedents

The Lender shall receive following documents and evidence, satisfactory to the Lender in form and substance:

1.	a copy of the ROF

3.	Condition Subsequent

Within thirty (30) days after  the disbursement of a Loan hereunder, the Borrower  shall present  to the Lender  a printout of the Schedule of Payments related to the Loan Issued by the Central Bank of Brazil, which must be in accordance with the terms and conditions agreed upon by the Parties.

4.	Additional Provisions

Section 3.6 (Application of each Loan) of the Master are hereby replaced in its entirety to the following:

3.6 Application of each Loan  The entire principal amount of the loan shall be paid by the Borrower to the Authorized Supplier indicated by the Borrower to the Lender in connection with the Equipment described in the Invoices and/or Supplier Certificate attached to the Request for Borrowing.  Within 90 (Ninety) days after the Lender has disbursed the Loan, the Lender may contact directly the Authorized Supplier in order to obtain the evidence (proof of payment) that all the Invoices have been properly received by the Authorized Supplier. In case the Lender does not receive any positive response from the Authorized Supplier in a reasonable time, Lender shall keep the right to request the proof of payment of the 50 (Fifty) largest Invoices, selected by the Lender, that have been properly received by the Authorized Supplier directly from the Borrower, who remains the ultimate responsible for providing such evidence.

Section 10. 1. (Withholdings and deductions for Tax) of the Master are hereby amended to include the following paragraph:

10.1.1: “Notwithstanding the above, the Borrower shall not be required to increase payments for the withholding tax on Interest if the Borrower presents an original or certified copy of a receipt evidencing payment thereof within thirty (30) days of payment or such withholding tax.”.

THE PARTIES CONFIRM THAT THEY HAVE READ THIS FACILITY AGREEMENT AND THE MASTER AND AGREE TO BE BOUND BY THEM, EXECUTED BY THE PARTIES AND THE 2 (TWO) WITNESSES SIGNED HEREUNDER WITH ALL SIGNATURES DULY NOTARIZED ON THE DATE SET OUT BELOW

CISCO SYSTEMS CAPITAL CORPORATION

(authorized signatory and company stamp)		(authorized signatory and company stamp)

Date:	11.9.2014	Date:
By:	/s/ Deborah Baker	By:	/s/ Paolo Baorroero	/s/ Rodrigo G. Galvão
Name:	Deborah Baker	Name:	Paolo Baorroero	Rodrigo G. Galvão
Title:	Senior Director, AMS Operations	Title:	TIM Celular S.A. TIM - Finanças e Tesouraria
Finanças e Tesouraria

Witnessed by:

1.		2.	/s/ Glaucia Crahim
Name:		Name:	TIM Celular S/A
ID:		ID:	Finanças e Tesouraria